                                                                January 25, 1999

Mr. Paul M. Meister
Fisher Scientific International, Inc.
Liberty Lane
Hampton, NH  03842

Re:  Tax Sharing Agreements

Dear Paul:

     In connection with the examination of the 1990 and 1991 consolidated federal income tax returns of The Henley Group, Inc. ("Henley"), numerous adjustments to taxable income were proposed by the examination team in their 30-day letter dated May 16, 1995. A protest was filed with the Appeals Division on August 9, 1995, and during the last 28 months numerous discussions were held with the Appeals Officers assigned on the case. On October 14, 1998, Robert Donovan, the Appeals Team Chief, sent a proposed closing agreement which would settle the issues in the case.

     When we indicated a tentative willingness to settle the case, Mr. Donovan prepared calculations showing the tax effect of the proposal. A copy of these calculations is attached as Exhibit A. The calculations have been reviewed by Dean Adams, as well as by Hank Adler of Deloitte & Touche. These calculations show a tax due, before giving effect to carry back of 1992 net operating losses, of $1,916,184. After giving effect to payments made with the tax return, the payment made by Abex with respect to the tax shown as being due for "agreed" issues and the reduction in tax resulting from the carry back of the 1992 net operating losses, there is additional tax due in the amount of $280,223, plus interest of approximately $464,000.

     As we finalize the appeals settlement with the Internal Revenue Service, we believe it is everyone's interest to agree as to the responsibilities of California Coastal Communities, Inc. (formerly known as Koll Real Estate Group, Inc.) ("CCC"), Henley and Fisher Scientific International, Inc. ("Fisher") under all tax sharing agreements between them, including (but not limited to) the following agreements: (i) the Tax Sharing Agreement, dated December 17, 1991, between The Henley Group, Inc. and Fisher Scientific International, Inc.; (ii) the Tax Sharing Agreement dated as of December 18, 1989, between The Henley Group, Inc. and New Henley, Inc.; and (iii) the Tax Sharing Agreement dated as of December 15, 1988, between The Henley Group, Inc. and Henley Newco, Inc. (all such tax sharing agreements being referred to collectively hereinafter as the "Tax Sharing Agreements"). Among other things, the Tax Sharing Agreements provide for indemnification for taxes in periods ending on or before the disaffiliation date.

Mr. Paul M. Meister
January 25, 1999
Page 2


We understand and agree that:

(1) Henley and/or CCC will be obligated to pay any tax due, including any federal and/or state income tax and/or franchise tax liability together with interest and any penalties thereon, resulting from the final settlement of the 1990 and 1991 Henley Group, Inc. federal income tax audit;

(2) There are no current or future payments required to be made by Henley or CCC (or any of their affiliates) to Fisher (or any of its affiliates) under the Tax Sharing Agreements for tax matters other than those referred to in Item 1 above;

(3) There are no current or future payments required to be made by Fisher (or any of its affiliates) to Henley or CCC (or any of their affiliates) under the Tax Sharing Agreements;

(4) CCC intends to take the position for state income tax and/or franchise tax purposes that the sale of the IL Division by Fisher Scientific Company was a "busted Section 351" transaction as per the position taken on the consolidated federal and state returns as originally filed for 1991. Fisher agrees, on behalf of itself and its affiliates, to provide CCC, Deloitte & Touche and outside counsel with powers of attorney (and any necessary authorization) in order to allow CCC, Deloitte & Touche and outside counsel to act on behalf of Fisher (and its affiliates) with regard to this position in each pertinent jurisdiction. No such power may be revoked by Fisher, unless mutually agreed by Fisher and CCC. Fisher agrees that (i) Fisher shall immediately notify CCC of any proposed audit, adjustment or assessment by any state taxing authority with respect to state income and/or franchise taxes for the 1990 or 1991 taxable years; (ii) CCC shall have the full authority and discretion regarding the handling of all administrative proceedings and litigation on Fisher's (and its affiliates') behalf with respect to state income and/or franchise taxes for the 1990 and 1991 taxable years, which shall be at CCC's expense;
         (iii) CCC shall immediately notify Fisher of any proposed audit, adjustment or assessment by any state taxing authority with respect to Fisher state income and/or franchise taxes for the 1990 or 1991 taxable years; (iv) CCC shall notify Fisher within 10 business days of receipt of any proposed audit, adjustment or assessment notice by any state taxing authority with respect to Fisher and whether or not CCC will appeal or agree to such notice; (v) CCC shall provide Fisher notice of and an opportunity to attend any meeting with the relevant tax authorities regarding any claim, audit or proceeding under CCC's indemnity to Fisher; (vi) CCC will not agree to any adjustments that affect taxable income, or taxes due for these years, without the prior written consent of Fisher, which consent shall not be unreasonably withheld; and that (vii) neither Fisher nor any affiliate of Fisher shall take any position inconsistent with its reporting position for the 1990 and 1991 taxable years in any filing or communication with any state taxing authority or agree to any settlement of any state income and/or

Mr. Paul M. Meister
January 25, 1999
Page 3


         franchise taxes due for these years without CCC's written consent, which consent shall not be unreasonably withheld. CCC agrees to have prepared on Fisher's (and its affiliates') behalf and at CCC's expense, a notification of federal audit adjustments with respect to 1990 and 1991 in each state where Fisher is required to file such notification. Fisher shall assist CCC in preparing or drafting the required filings and provide CCC with any information required on a timely basis in order to make such filings; the required filings shall be signed by an officer of Fisher and will be filed by Fisher with the appropriate state jurisdictions after approval by CCC, but in no event later than required to be filed with the respective jurisdiction. It is understood and agreed that Deloitte & Touche will sign the notices or returns as preparers;

(5) CCC shall pay the amount of any state tax liability (including interest and any penalties) promptly upon receipt by Fisher (or CCC) of a notice that the tax is due from the pertinent state taxing authority; provided that in the event CCC duly protests the amount due the payment shall not be due until there is a Final Determination, as defined below, of the amount of tax due (after all administrative procedures and litigation are exhausted, CCC has elected not to pursue any remaining administrative procedures or litigation, or payment is required to be made (in any state(s) where payment is a condition precedent to pursuing any appeals), whichever is first to occur (a "Final Determination"). If CCC elects under 4 (iv) above to appeal or litigate any proposed audit, adjustment or assessment notice issued by any state taxing authority, then CCC must provide Fisher with the appropriate appeal or litigation documentation signed by Deloitte & Touche or CCC's outside counsel, for Fisher's signature and filing five (5) days prior to the appropriate filing date for such appeal or litigation deadline. Fisher shall be obligated to file the appeal documentation by the due date for such filing. If CCC does not provide Fisher with the appeal documentation 5 days prior to the due date, then CCC is deemed to have a Final Determination of the amount of tax due.

(6) CCC shall provide Fisher with a letter of credit in favor of Fisher in the amount of $3.0 million substantially in the form set forth in the attached Exhibit B as partial security for payment of CCC's obligations under the Tax Sharing Agreements as modified by this letter. Fisher shall reimburse CCC for any letter of credit fee actually incurred in providing such letter of credit up to a maximum amount of $30,000 per year, payable (i) upon receipt by Fisher of the executed letter of credit and (ii) 10 business days prior to the anniversary date of the letter of credit. Fisher shall only be entitled to draw on the letter of credit to the extent of any state tax liability (including interest and any penalties) due as the result of a Final Determination or upon receipt of notice of CCC's filing of a petition for relief under the United States Bankruptcy Code. Fisher shall promptly apply all

Mr. Paul M. Meister
January 25, 1999
Page 4


         amounts drawn under the letter of credit towards payment of such state tax liability (including interest and any penalties). Notwithstanding the foregoing, however, CCC's obligations under the Tax Sharing Agreements shall not be limited or reduced in any way as a result of its providing said letter of credit, or as the result of any provision of such letter of credit (including any provision relating to extensions of the letter of credit); and

(7) This Agreement shall be governed by the laws of the state of Delaware, without regard to the principals of conflict of laws thereof.

     If you are in agreement with the above statements regarding Fisher's, Henley's and CCC's liabilities pursuant to the Tax Sharing Agreements, please sign and date the copy of this letter and return it via overnight delivery to the undersigned.


                                               Very truly yours,



                                               /s/ Raymond J. Pacini
                                            ------------------------------
                                               Raymond J. Pacini
                                               President and
                                               Chief Executive Officer

-------------------------------------------------------------------------------

         We have reviewed the attachments to this letter, together with the Tax Sharing Agreements, and agree that, if the audit is settled in the manner proposed by the Internal Revenue Service, Henley and CCC (and their affiliates) have no further liability for payments to Fisher (or any of its affiliates) with respect to taxes other than those referred to in Items 1,5 and 6 above, and further that Fisher and any of its affiliates have no claims against Henley or CCC for tax payments other than those referred to in Items 1,5 and 6 above. We further agree with the other matters set forth in Items 2,3,4 and 7 above.


         January 27, 1999                        /s/ Paul M. Meister
         ---------------------------        ------------------------------
         Dated                                       Paul M. Meister


                                               Chief Financial Officer
                                            ------------------------------
                                                     Title

                                    EXHIBIT A

                              Income Tax Changes
                                  Schedule 1

                                                  12/31/90            12/31/91
Consolidated taxable income per return
   (Before NOL carrybacks/carryforwards)      ($64,621,292)       $177,275,330

Previous adjustments:

   Partial Agreement - Exam RAR

   Schedule 1-A                                $ 5,575,126          $7,774,963

   Separate deductions/adjustments:
   Environmental Tax Deduction                                       ($240,747)
                                              ------------        ------------
Consolidated taxable income as
   previously adjusted                        ($59,046,166)       $184,809,546
   (Before NOL carrybacks/carryforwards)

RAR unagreed adjustments
   (Before NOL carrybacks/carryforwards)

   Schedule 1-B                                $98,776,164         $14,162,863

   Separate deductions/adjustments:
   Environmental Tax Deduction                    ($91,771)           ($26,406)
   Environmental Tax Deduction                                          $9,411
                                              ------------        ------------
Consolidated taxable income per
   unagreed RAR                                $39,638,227        $198,955,214
   (Before NOL carrybacks/carryforwards)

Appeals settlement
   (Before NOL carrybacks/carryforwards)

   Schedule 1-C                               ($84,081,675)          ($929,881)

   Separate deductions/adjustments:
   Environmental Tax Deduction                     $91,771              $1,116
                                              ------------        ------------
Consolidated TI per Appeals                   ($44,351,677)       $198,026,449
   (Before NOL carrybacks/carryforwards)

Net operating loss deduction

   Carryforward - Schedule 2                                     ($108,499,914)
                                              ------------        ------------
Consolidated TI per Appeals
   (after NOL C/B, C/F)                       ($44,351,677)        $89,526,535
                                              ------------        ------------
                                              ------------        ------------

                              Income Tax Changes
                                  Schedule 1

                                                  12/31/90            12/31/91
Consolidated taxable income per Appeals       ($44,351,677)         $89,526,535
                                              ------------         ------------
                                              ------------         ------------
Tax on above                                            $0          $30,439,022

Less credits:
   Foreign tax credit - Schedule 13                                 $30,439,022
                                              ------------         ------------
Tax less credits                                        $0                   $0

Plus:
   Alternative minimum tax - Schedule 10                             $5,947,928
   Environmental Tax - Schedule 11                                     $256,626
                                              ------------         ------------
Total corrected tax liability                          $0            $6,204,552

Total tax as previously adjusted
   - Schedule 3                                        $0            $4,288,368
                                              ------------         ------------
Deficiency (overassessment)                            $0            $1,916,184
                                              ------------         ------------
                                              ------------         ------------

                                    EXHIBIT B

                                              Irrevocable Standby
                                              Letter of Credit
                                              No.
                                              Issuance Date: ________________
                                              Expiration Date: _______________

Beneficiary:
Fisher Scientific International, Inc.
Liberty Lane
Hampton, NH 03842


Ladies and Gentlemen:

     We hereby establish our Irrevocable Standby Letter of Credit No. ______ in your favor for the account of California Coastal Communities, Inc. effective immediately for a maximum amount of USD 3,000,000.00 (US Dollars three million) available for payment at sight by your draft(s) drawn on us when accompanied by the following document:

     Beneficiary's dated statement purportedly signed by one of its officers worded as follows: "This certifies that Fisher Scientific International Inc., or any of its affiliates, is entitled to draw upon this Letter of Credit in the amount of [$dollars] pursuant to paragraph 6 of the Letter Agreement between California Coastal Communities, Inc. and Fisher Scientific International, Inc. dated January 25, 1999."

     The amount of this Letter of Credit shall be reduced by

          a.   the amount of any drawings under this Letter of Credit

          b. the amount of any reductions acceptable to the Beneficiary by amendment.

     Partial drawings are permitted.

     It is a condition of this Letter of Credit that it will be automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, (however in no event will this Letter of Credit be extended beyond the final expiration date of December 31, 2000 except to the

                                                       Continued on Page Two

Page Two
L/C No. __________

extent of the lesser of (1) any amount of tax and interest potentially due with respect to matters then being appealed, or (2) the then remaining balance of the Letter of Credit) unless 60 days prior to the expiration date, or prior to any anniversary of such date, we notify you in writing by certified mail, return receipt requested mail, or by courier, that we elect not to so renew this Letter of Credit.

     Upon receipt of our notice of election not to renew this Letter of Credit you may draw on us for up to the balance remaining and within the then applicable expiration date by your sight draft drawn on us when accompanied by the following document:

     Beneficiary's dated statement purportedly signed by one of its officers worded as follows: "The amount of this drawing USD _________ under PaineWebber Incorporated Letter of Credit No. ___________ represents funds due us as we have received notice from PaineWebber Incorporated of their election not to renew this Letter of Credit, the obligations to Fisher Scientific International, Inc. remain outstanding, and we have not received an acceptable replacement Letter of Credit."

     Drafts and Documents must be presented for payment at our office located at 1200 Harbor Blvd., 4th Floor, Weehawken, NJ 07087 to the attention of the Letter of Credit Dept. on or before the expiration date specified herein.

     This credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) International Chamber of Commerce Publication No. 500, and to the extent not inconsistent therewith, the law of the State of New York, including Article 5 of the New York Uniform Commercial Code.

     We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this credit.

     All communications to us with respect to this L/C must be addressed to our office located at 1200 Harbor Blvd., 4th Floor, Weehawken, N.J. 07087 to the attention of the Letter of Credit Dept.

                                             Very Truly Yours,



                                             Authorized Signature